For Immediate Release                       Contact:    Gerald Tucciarone
---------------------                                   Chief Financial Officer
                                                        (631) 434-1600


Hauppauge announces the Result of Arbitration Proceeding

Company will pay estate of former Company founder $206,250 on claims seeking not less than $2.5 million


HAUPPAUGE, NY - April 19, 2004 - Hauppauge Digital Inc. (NASDAQ: HAUP) announced today that a New York arbitration panel has awarded the estate of Kenneth Aupperle, one of the Company's founders and former President, a total of $206,250. The estate was seeking to recover a minimum of $2.5 million in damages, fees and expenses. No fees or expenses were awarded.

In November 2002, the estate of Kenneth Aupperle filed a demand for arbitration against the Company with the American Arbitration Association. The estate claimed certain property rights and interest in the Company, amounts due and owing to the estate based on various corporate agreements with the late Mr. Aupperle and certain insurance policies.

Kenneth Plotkin, the Company's Chairman and CEO said, "We are pleased that this arbitration proceeding has been concluded. Though we believed that there was no basis for any claim against the Company, this decision will allow the Company to focus more of its resources on operations, product development and sales. The award is a fraction of the original claim and the estate's claims relating to the proceeds of life insurance policies were denied. We regret having to be involved in defending this arbitration claim since it involved the family of one of our founders; however, we were compelled to defend our Company against claims which we felt were unjustified."

The Company intends to take a charge to cover this award in its second fiscal quarter.

     About Hauppauge Digital, Inc.:

     Hauppauge Digital, Inc. (NASDAQ: HAUP) is a leading developer of digital video TV and data broadcast receiver products for personal computers. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizeable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via home network. The Company is headquartered in Hauppauge, New York, with administrative offices in Hauppauge, Singapore, Ireland and Luxembourg and sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore and California. The Company's Internet web site can be found at http://www.hauppauge.com.

     Certain statements in this Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the fiscal year ended September 31, 2003.